Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Hyperion Therapeutics, Inc. of our report dated August 9, 2013, with respect to the financial statements of the BUPHENYL Product Line (a component of Ucyclyd Pharma, Inc.) included in the Current Report on Form 8-K/A of Hyperion Therapeutics, Inc. dated August 12, 2013.

/s/ Ernst & Young LLP

Phoenix, Arizona
January 31, 2014